Exhibit 99.1

Media Contact:	Investor Relations Contact:
Tim Deighton	List Underwood
(205) 264-4551	(205) 801-0265

Regions Names Grayson Hall President and Chief

Operating Officer

BIRMINGHAM, Ala. – (BUSINESS WIRE) – October 15, 2009 – Regions Financial Corporation announced today that Vice Chairman O.B. Grayson Hall, Jr., has been named President and Chief Operating Officer of the bank holding company. Hall, head of Regions’ General Bank, is a 29-year veteran of the company and was named vice chairman and joined the company’s Board of Directors in December 2008.

Dowd Ritter, 62, remains chairman and chief executive officer. Hall’s additional position as chief operating officer is new. Ritter had served as president and chief executive officer since November 2006 and was named chairman in January 2008. The company’s mandatory retirement age is 65.

Hall, 52, manages Regions’ General Banking Group, which includes the company’s four geographic regions covering 16 states as well as Operations and Technology, and Morgan Keegan & Company. He also serves as a member of Regions Executive Council, its most senior management committee. The General Bank accounts for about 24,000 of Regions’ 29,000 associates.

“This is the logical next step in establishing a clear management succession plan, further strengthens our corporate governance, and positions the company well for growth in the years to come,” said Ritter. “This continues our Board’s succession planning process that last year resulted in Grayson’s election to our Board of Directors and is further recognition of his tremendous leadership ability and accomplishments over many years and with increasing responsibilities.”

Under Hall’s leadership, customer satisfaction has reached all-time highs and it consistently ranks in the top quartile according to Gallup surveys that benchmark Regions against other banks. The customer focus and improved customer satisfaction have resulted in record new account openings in 2009.

“I appreciate the confidence that Dowd and the Board have placed in me. I believe Regions is well-positioned to continue building customer relationships, improving our earnings power, and capitalizing on the strengths of our markets to deliver value to our shareholders,” Hall said.

About Regions Financial Corporation

Regions Financial Corporation is a member of the S&P 100 Index and Forbes Magazine’s “Platinum 400” list of America’s best big companies. With $144 billion in assets, Regions is one of the nation’s largest full-service providers of consumer and commercial banking, trust, securities brokerage, mortgage and insurance products and services. Regions serves customers in 16 states across the South, Midwest and Texas, and through its subsidiary, Regions Bank, operates approximately 1,900 banking offices and 2,400 ATMs. Its investment and securities brokerage trust and asset management division, Morgan Keegan & Company Inc., provides services from some 400 offices. Additional information about Regions and its full line of products and services can be found at www.regions.com.